Exhibit 10(iii)

STATE OF NORTH CAROLINA	AMENDMENT TO
EMPLOYMENT AGREEMENT

COUNTY OF MECKLENBURG

THIS AMENDMENT, made and entered into effective the 29th day of August 2004, by and between FAMILY DOLLAR STORES, INC., a Delaware corporation (hereinafter referred to as the “Company”); and R. James Kelly (hereinafter referred to as the “Employee”);

W I T N E S S E T H:

WHEREAS, the Company and the Employee entered into an Employment Agreement effective December 17, 1996, as amended by Amendments to Employment Agreement effective June 21, 1999, September 2, 2001, September 1, 2002, and August 31, 2003 (hereinafter referred to as the “Agreement”); and

WHEREAS, the Company and the Employee desire to amend the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and the Employee agree as follows:

1.                    Section 1.04 of the Agreement is amended by adding “Idaho” to the list of states constituting the “Present Territory.”

2.                    Section 2 of the Agreement is deleted and the following is substituted in lieu thereof:

“2.     Employment.  The Employee shall be employed by the Company and any Affiliate in the capacity provided for in Paragraph 3 for the period commencing August 29, 2004 (the “Commencement Date”), and ending on August 27, 2005, or upon the termination of this Agreement as provided in Paragraph 6.”

3.                    The first sentence of Section 5.01 of the Agreement is deleted and the following sentence is substituted in lieu thereof.

“5.01                          In consideration of the services to be rendered by the Employee pursuant to this Agreement, the Company shall pay, or cause to be paid, to the Employee a weekly base salary from August 29, 2004 to August 27, 2005, of $8,846.16 ($460,000.00 per annum).”

4.                    Subparagraph (a) of Section 5.02 of the Agreement is deleted and the following subparagraphs are substituted in lieu thereof:

“5.02.                       In addition, the Employee shall be entitled to:

(a) Participate in the Company’s Target Bonus Plan, as it may be amended or modified in any respect, including achievement of established goals, as Vice Chairman for the fiscal year commencing August 29, 2004.  The Target Bonus Plan generally will give the Employee the opportunity to earn a bonus of up to sixty-five (65%) percent of the Employee’s base salary actually received for services on and after August 29, 2004, through August 27, 2005, for the fiscal year ending August 27, 2005, subject to the Company’s achievement of certain financial goals to be established, the Employee’s performance, and all terms and conditions of the Target Bonus Plan as in effect for such fiscal year; provided that the amount of bonus paid may not be increased by the annual individual performance rating of the employee by the Chairman of the Board.  The Employee acknowledges that he has received a copy of the form of the Target Bonus Plan and Bonus Conditions and is familiar with the terms and conditions thereof.  Nothing contained herein shall limit the Company’s right to alter, amend or terminate the Target Bonus Plan at any time for any reason.  The Employee further acknowledges that, as provided in the Target Bonus Plan, in the event the Employee is not employed by the Company, for whatever reason, at the time the bonus for the fiscal year is actually paid to participants in the Target Bonus Plan following the end of the fiscal year, the Employee will not be entitled to receive the bonus.

5.                    Section 5.02 (c) of the Agreement is deleted and the following is substituted in lieu thereof:

“(c) Take twenty days (exclusive of Saturdays, Sundays and paid Company holidays) of vacation during the twelve month period commencing August 29, 2004.  Vacation time will accrue ratably during the course of said period and cannot be accumulated from year to year except that up to five days of vacation not taken in said twelve month period may be carried over to the next twelve month period.”

6.       Section 6.02 of the Agreement is deleted and the following is substituted in lieu thereof:

“6.02.  Upon termination of this Agreement by the Company, other than for Cause, except for the provisions of Paragraph 4, the Employee’s employment under the terms of this Agreement and all other agreements and contracts between the Employee, the Company and the Company’s Affiliate and subsidiary corporations, shall be terminated effective on the Termination Date.  In the event the Company terminates this Agreement prior to August 27, 2005, for reasons other than for Cause or Medical Disability, the Company shall pay to the Employee one hundred eighty (180) days of the base salary set forth in Paragraph 5.01 above (which shall constitute payment in full of the compensation due to the Employee hereunder).  Any such payments shall be made in six (6) equal monthly installments with the first installment due and payable not later than thirty (30) days after the Termination Date.  Payments made by the Company to the Employee under this Paragraph 6.02 are herein called “Termination Compensation.”  In the event the Employee accepts or begins other employment as an employee, consultant or in any other capacity prior to the date on which the last monthly installment of Termination Compensation is due and payable, the monthly payments of any unpaid balance of the Termination Compensation as of the date of such new employment shall be (i) eliminated if the monthly base salary and all other monthly remuneration and compensation from the new employment exceeds the monthly base salary of the Employee in effect on the date of the notice, or (ii) reduced to the amount by which the monthly base salary of the Employee in effect on the date of the notice exceeds the monthly base salary and all other monthly remuneration and compensation from the new employment.  The Employee agrees to pursue reasonable, good faith efforts to obtain other employment in a position suitable to his background and experience.

In the event this Agreement is not terminated by the Company or the Employee for any reason prior to August 27, 2005, and the Company and the Employee do not agree in writing before August 27, 2005, to extend the term of this Agreement beyond August 27, 2005, or to enter into a new agreement to extend the employment relationship beyond August 27, 2005, this Agreement shall terminate automatically on August 27, 2005, which shall be the Termination Date, and the Company shall pay to the Employee sixty (60) days of the base salary set forth in Paragraph 5.01 (which shall constitute payment in full of the compensation due to the Employee hereunder).  Any such payments shall be made in two (2) equal monthly installments with the first installment due and payable not later than thirty (30) days after the Termination Date.”

7.                    In Section 8 of the Agreement in the first sentence, delete the date “August 28, 2004” and substitute in lieu thereof the date “August 27, 2005,” and in the eighth line delete “sixty (60%)” and substitute in lieu thereof “sixty-five (65%).”

8.                    All other terms and provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in triplicate, all as of the day and year first above written.

FAMILY DOLLAR STORES, INC.

Attest:	By	/s/ Howard R. Levine
Chairman of the Board
/s/ George R. Mahoney, Jr.
Secretary

(Corporate Seal)
		/s/ R. James Kelly	(SEAL)
R. James Kelly

Witness:

/s/ Florence W. Stanley